UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

SYNNEX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYNNEX CORPORATION

44201 Nobel Drive

Fremont, California 94538

(510) 656-3333

July 22, 2008

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of SYNNEX Corporation. The Special Meeting of Stockholders will be held at 10:00 a.m., Pacific Time, on Tuesday, August 19, 2008, at our offices at 44201 Nobel Drive, Fremont, California 94538.

The formal notice of the Special Meeting of Stockholders and the Proxy Statement have been made a part of this invitation.

Whether or not you attend the Special Meeting of Stockholders, it is important that your shares be represented and voted at the Special Meeting of Stockholders. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Special Meeting of Stockholders in person.

The Board of Directors and management look forward to seeing you at the Special Meeting of Stockholders.

Sincerely,

/s/ Simon Leung
Simon Leung General Counsel and Corporate Secretary

SYNNEX Corporation

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held August 19, 2008

To our Stockholders:

SYNNEX Corporation will hold a Special Meeting of Stockholders at 10:00 a.m., Pacific Time, on Tuesday, August 19, 2008, at our offices at 44201 Nobel Drive, Fremont, California 94538.

We are holding this Special Meeting of Stockholders:

•

to approve the material terms of our 2003 Stock Incentive Plan, solely to preserve our ability to receive corporate income tax deduction that may otherwise be disallowed pursuant to Internal Revenue Code Section 162(m).

Only stockholders of record at the close of business on July 3, 2008 are entitled to notice of, and to vote at this Special Meeting of Stockholders and any adjournments or postponements of the Special Meeting of Stockholders. For ten days prior to the Special Meeting of Stockholders, a complete list of stockholders entitled to vote at the Special Meeting of Stockholders will be available at the Corporate Secretary’s office, 44201 Nobel Drive, Fremont, California 94538.

It is important that your shares are represented at this Special Meeting of Stockholders. Even if you plan to attend the Special Meeting of Stockholders, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the Special Meeting of Stockholders.

By Order of the Board of Directors,

/s/ Simon Leung
Simon Leung
General Counsel and Corporate Secretary

Fremont, California

July 22, 2008

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on August 19, 2008.

Our proxy statement for the Special Meeting of Stockholders, along with the proxy card are available on our website at www.synnex.com.

SYNNEX CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of SYNNEX Corporation, a Delaware corporation, of proxies to be used at our Special Meeting of Stockholders and any adjournments or postponements thereof. Our Special Meeting of Stockholders will be held at our offices at 44201 Nobel Drive, Fremont, California, at 10:00 a.m., Pacific Time, on Tuesday, August 19, 2008. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about July 22, 2008.

Appointment of Proxy Holders

Your Board of Directors asks you to appoint Robert Huang, Dennis Polk and Simon Leung as your proxy holders to vote your shares at the Special Meeting of Stockholders. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board of Directors.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on July 3, 2008, the record date for the Special Meeting of Stockholders, can vote at the Special Meeting of Stockholders. As of the close of business on July 3, 2008, we had 32,026,705 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of July 3, 2008. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Special Meeting of Stockholders either in person or by mail as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received.

Voting by Mail.    You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope. Your Board of Directors recommends that you vote by mail, as it is not practical for most stockholders to attend the Special Meeting of Stockholders. Giving a proxy will not affect your right to vote your shares if you attend the Special Meeting of Stockholders and want to vote in person.

Voting at the Special Meeting of Stockholders.    You may vote in person at the Special Meeting of Stockholders. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Special Meeting of Stockholders. Voting by mail will not limit your right to vote at the Special Meeting of Stockholders, if you decide to attend in person.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the approval of the material terms of our 2003 Stock Incentive Plan, solely to preserve our ability to receive corporate income tax deduction that may otherwise be disallowed pursuant to Internal Revenue Code Section 162(m).

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any one of three ways:

•	by voting in person at the Special Meeting of Stockholders;

•	by submitting written notice of revocation to the Corporate Secretary prior to the Special Meeting of Stockholders; or

•	by submitting another proxy of a later date prior to the Special Meeting of Stockholders that is properly executed.

Required Vote

The proposal to approve the material terms of our 2003 Stock Incentive Plan, solely to preserve our ability to receive corporate income tax deduction that may otherwise be disallowed pursuant to Internal Revenue Code Section 162(m) requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of July 3, 2008, must be present to hold the Special Meeting of Stockholders. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.

Solicitation of Proxies

SYNNEX will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Special Meeting of Stockholders.

PROPOSAL 1

APPROVAL OF MATERIAL TERMS OF THE 2003 STOCK INCENTIVE PLAN

We established our 2003 Stock Incentive Plan (2003 Plan), which became effective upon our initial public offering in September 2003 (and was subsequently amended) to promote our long-term success and the creation of stockholder value by (a) encouraging our employees, outside directors and consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications and (c) linking our employees, outside directors and consultants directly to stockholder interests through increased stock ownership. The 2003 Plan authorizes the issuance of options to purchase shares of common stock and the grant of restricted shares, stock units and stock appreciation rights.

We are asking our stockholders to approve the material terms of the 2003 Plan, solely to preserve corporate income tax deductions that may otherwise be disallowed pursuant to Internal Revenue Code Section 162(m) (Section 162(m)). Section 162(m) limits the amount a corporation may deduct for compensation paid to certain executive officers who are “covered employees” within the meaning of Section 162(m) to $1,000,000 per person per year unless the compensation qualifies as “performance-based compensation.” In general, for a grant under the 2003 Plan to qualify as “performance-based compensation,” the 2003 Plan must have been approved by our public stockholders. Stock options, stock awards and stock appreciation rights granted under the 2003 Plan during a transition period ending on the earlier of the date of a material modification of the 2003 Plan or the Special Meeting are, however, exempt from the deduction disallowance rule of Section 162(m). The availability of the exemption for awards of performance-based compensation therefore depends upon obtaining approval of the 2003 Plan by our public stockholders. The Board of Directors has determined that it is in the best interest of SYNNEX to seek stockholder approval at the Special Meeting.

We are asking you to approve the material terms of the 2003 Plan as described below. If stockholder approval of this proposal is not obtained, no additional grants of options to purchase shares of common stock, stock appreciation rights, restricted shares or stock units under the 2003 Plan will be made to our executive officers following the Special Meeting.

The following is a summary of material terms of the 2003 Plan. All statements herein are intended only to summarize the 2003 Plan and are qualified in their entirety by reference to the 2003 Plan itself. For a more complete description of the terms of the 2003 Plan, you should read a copy of the 2003 Plan which is set forth in Appendix A.

Summary of the 2003 Stock Incentive Plan

Administration.    Administration of the 2003 Plan is carried out by the Compensation Committee of the Board of Directors. The Board of Directors may also appoint one or more separate committees of the Board, each composed of one or more directors, who may administer the 2003 Plan with respect to employees who are not considered officers or directors under Section 16 of the Securities Exchange Act of 1934, as amended, may grant awards under the 2003 Plan to such employees and may determine all terms of such grants. The Board of Directors may also authorize one or more of our officers to designate employees, other than officers under Section 16 of the Exchange Act, to receive awards and/or to determine the number of such awards to be received by such persons, provided that the Board of Directors will specify the total number of awards that such officers may award. As used in this summary, the term “administrator” means the Compensation Committee or its delegate.

Eligibility.    Our officers and employees and those of our subsidiaries are eligible to participate in the 2003 Plan. Our Directors and other persons that provide consulting services to us and our subsidiaries and affiliates are also eligible to participate in the 2003 Plan. The term subsidiary is used in this summary to refer to any corporation, if we or one or more other subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. The term affiliate is used in this summary to refer to any entity other than a subsidiary, if we or one or more subsidiaries own not less than 50% of such entity. As of November 30, 2007, 6,052 officers and employees, six non-employee directors and no consultants were eligible to be considered for the grant of awards under the 2003 Plan.

As of November 30, 2007, 271,268 shares had been issued upon exercise of options granted under the 2003 Plan, options to purchase 1,480,027 shares were outstanding, restricted share awards for 77,438 shares were vested, restricted share awards for 508,250 shares were unvested, and 3,108,901 shares remained available for future grant. Our named executive officers received option grants and restricted share awards under the 2003 Plan in 2007 as set forth in this Proxy Statement in the Grants of 2007 Plan-Based Awards Table under “Executive Compensation.” Our non-employee directors received option grants under the 2003 Plan in 2007 as set forth in this Proxy Statement under “Director Compensation.” The following table sets forth information with respect to the stock options and restricted share awards granted under the 2003 Plan in 2007 to the named executive officers as a group, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees and consultants (including all current officers who are not executive officers) as a group.

Name and Position	Number of Options(1)(#)	Number of Restricted Share Awards (#)
All named executive officers	115,000	38,332
All current executive officers	115,000	41,332
All current non-employee directors	10,000	12,000
All employees and consultants, including officers who are not executive officers	57,500	242,621

(1)	All options were granted at an exercise price per share equal to the fair market value on the date of grant.

Automatic Grants to Directors.    Each outside director who first joined our board of directors after January 4, 2007 and who was not previously an employee, receives a nonstatutory option to purchase 10,000 shares and 2,000 restricted shares on the first business day after his or her election to the Board. In addition, after each regular meeting of our stockholders, commencing with the Annual Meeting occurring after January 4, 2007, each outside director who will continue serving as a member of the board of directors thereafter will receive 2000 restricted shares. One-third (1/3) of the shares subject to each option vest and become exercisable on the first anniversary of the date of grant. The balance of the shares subject to such option vest and become exercisable monthly over a two year period beginning on the day which is one month after the first anniversary of the date of grant, at a monthly rate of 2.75% of the number of shares subject to such options. One-third of the restricted shares vest and become exercisable on each anniversary of the date of grant over a three-year period. Notwithstanding the foregoing, upon an outside director’s retirement from the board of directors with the consent of the board, each award of restricted shares will fully vest.

Maximum Shares and Award Limits.    Under the 2003 Plan, the maximum number of shares of common stock that may be subject to stock options, restricted shares, stock units and stock appreciation rights (share reserve) was 5,506,649, plus any shares subject to outstanding options granted under the 1997 Stock Option/Stock Issuance Plan, Special Executive Stock Option/Stock Issuance Plan and 1993 Stock Plan, as of the effective date of the 2003 Plan, to the extent those options expire, terminate or are cancelled for any reason prior to exercise. All awards granted since our initial public offering have been granted under the 2003 Plan. All share amounts set forth in the 2003 Plan have been adjusted to give effect to a 2 for 1 reverse stock split which was effected on November 12, 2003.

In addition, no one Recipient may receive options or stock appreciation rights under the 2003 Plan in any calendar year that relate to more than 1,500,000 shares, except that grants to a Recipient in the calendar year in which his or her service first commences shall not relate to more than 2,500,000 shares. No one Recipient may receive restricted shares or stock units under the 2003 Plan in any calendar year that relate to more than 1,500,000 shares, except that grants to a Recipient in the calendar year in which his or her service first commences shall not relate to more than 2,500,000 shares.

These limitations, and the terms of outstanding awards, shall be adjusted as appropriate in the event of a stock dividend, stock split, reclassification of stock or similar events. If restricted shares or shares issued upon the exercise of options are forfeited, then such shares will become available for awards under the 2003 Plan. If stock units, options, or stock appreciation rights are forfeited or terminate for any other reason before being settled or exercised, then the corresponding shares will again become available for awards under the 2003 Plan. If stock units are settled or stock appreciation rights are exercised, then only the number of shares, if any, actually issued in settlement of such stock units or stock appreciation rights will reduce the number of available shares and the balance will become available for awards under the 2003 Plan.

The closing price for our common stock on the New York Stock Exchange as of July 3, 2008, was $24.89 per share.

Stock Options.    The 2003 Plan provides for the grant of both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (Code) and options that are not intended to so qualify. Options intended to qualify as incentive stock options may be granted only to persons who are our employees or are employees of our subsidiaries. No Recipient may be granted incentive stock options that are exercisable for the first time in any calendar year for common stock having a total fair market value (determined as of the option grant), in excess of $100,000.

The administrator will select the Recipients who are granted options and, consistent with the terms of the 2003 Plan, will prescribe the terms of each option, including the vesting rules for such option. A stock option agreement may provide for the accelerated exercisability in the event of the Recipient’s death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Recipient’s service. The exercise price of an incentive stock option cannot be less than 100% of the common stock’s fair market value on the date the option is granted, and in the event a Recipient is deemed to be a 10% owner of our Company or one of our subsidiaries, the exercise price of an incentive stock option cannot be less than 110% of the common stock’s fair market value on the date the option is granted. The exercise price of a nonqualified stock option cannot be less than 85% of the common stock’s fair market value on the date the option is granted. Within the limitations of the 2003 Plan, the administrator may modify, extend or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price, or in return for the grant of the same or a different number of shares. No modification of an option will, without the consent of the Recipient, adversely affect his or her rights or obligations under such option. The option price may be paid in cash or, to the extent that the stock option agreement so provides, by surrendering shares of common stock, in consideration of services rendered to the company, by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price, by delivery of an irrevocable direction to a securities broker or lender to pledge shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate exercise price, by delivering a full-recourse promissory note, or in any other form that is consistent with applicable laws, regulations and rules. Options may be exercised in accordance with requirements set by the administrator. The maximum period in which an option may be exercised will be fixed by the administrator but cannot exceed ten years, and in the event a Recipient is deemed to be a 10% owner of our Company or one of our subsidiaries, the maximum period for an incentive stock option granted to such Recipient cannot exceed five years. Options generally will be nontransferable except in the event of the Recipient’s death but the administrator may allow the transfer of non-qualified stock options through a gift or domestic relations order to the Recipient’s family members.

Each stock option agreement will set forth the extent to which the Recipient will have the right to exercise the option following the termination of the Recipient’s service with us and our subsidiaries, and the right to exercise the option of any executors or administrators of the Recipient’s estate or any person who has acquired such option(s) directly from the Recipient by bequest or inheritance. A stock option agreement will typically provide that an option will cease to be exercisable upon the earlier of three months following the Recipient’s termination of service with us or our affiliate or the expiration date under the terms of the Recipient’s stock option agreement. Upon death or disability, the option exercise period is extended to the earlier of one year from the Recipient’s termination of service or the expiration date under the terms of the Recipient’s stock option agreement.

Stock Appreciation Rights.    The administrator also will select the Recipients who receive stock appreciation rights under the 2003 Plan. Stock appreciation rights may be granted independently or in consideration of a reduction in the recipient’s compensation. A stock appreciation right entitles the Recipient to receive a payment of up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the base value for a share of common stock as established by the administrator at the time of grant of the award. A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the administrator. A stock appreciation right may be granted either alone or in tandem with other awards under the 2003 Plan. The amount payable upon the exercise of a stock appreciation right may be settled in cash or by the issuance of shares of common stock.

Restricted Shares.    The administrator also will select the Recipients who are granted restricted shares and, consistent with the terms of the 2003 Plan, will establish the terms of each stock award. A restricted share award may be subject to vesting requirements or transfer restrictions or both, if so provided by the administrator. Those requirements may include, for example, a requirement that the Recipient complete a specified period of service or that certain performance criteria be achieved. Recipients who are granted restricted shares generally have all of the rights of a stockholder with respect to such shares. Restricted shares may be issued for consideration determined by the administrator, including cash, cash equivalents, full-recourse promissory notes, past services and future services.

Restricted Stock Units.    The administrator also will select the Recipients who are granted stock units and, consistent with the terms of the 2003 Plan, will establish the terms of each stock unit. Stock units give Recipient the right to acquire a specified number of shares of stock, or in the committee’s discretion, the equivalent value in cash, at a future date upon the satisfaction of certain vesting conditions based upon a vesting schedule or performance criteria established by the administrator. Stock units may be granted in consideration of a reduction in the Recipient’s other compensation, but no cash consideration is typically required of the Recipient. Unlike restricted stock, the stock underlying stock units will not be issued until the stock units have vested, and recipients of stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied.

Qualifying Performance Criteria.    The 2003 Plan sets forth performance criteria used in the case of an award intended to qualify as “performance-based compensation” under Section 162(m). To qualify as a “performance-based compensation,” the number of shares or other benefits granted, issued, retainable or vested under an award may be made subject to the attainment of performance goals for a specified period of time relating to one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either us as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either specially or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the administrator in the award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, or (p) market segment shares. The administrator may appropriately adjust any evaluation of performance under a qualifying performance criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in managements’ discussion and analysis of financial condition and results of operations appearing in our special report to stockholders for the applicable year. If applicable, the administrator shall determine the qualifying performance criteria not later than the 90th day of the performance period, and shall determine and certify, for each Recipient, the extent to which the qualifying performance criteria have been met. The administrator may not in any event increase the amount of compensation payable under the 2003 Plan upon the attainment of a qualifying performance goal to a Recipient who is a “covered employee” within the meaning of Section 162(m).

Adjustment of Shares.    Generally, if we merge with or into another corporation, we will provide for full exercisability or vesting and accelerated expiration of outstanding awards or settlement of the full value of the outstanding awards in cash or cash equivalents followed by cancellation of such awards unless the awards are continued if we are the surviving entity, or assumed or substituted for by any surviving entity or a parent or subsidiary of the surviving entity.

Amendment and Termination.    No awards may be granted under the 2003 Plan after the tenth anniversary of the adoption of the 2003 Plan. The Board of Directors may amend or terminate the 2003 Plan at any time, but an amendment will not become effective without the approval of our stockholders to the extent required by applicable laws, regulations or rules. No amendment or termination of the 2003 Plan will affect a Recipient’s rights under outstanding awards without the Recipient’s consent.

Federal Income Tax Aspects of the 2003 Plan

This is a brief summary of the federal income tax aspects of awards that may be made under the 2003 Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the 2003 Plan depend upon the type of award and if the award is to an executive officer, whether the award qualifies as performance-based compensation under Section 162(m) of the Code.

Incentive Stock Options.    The recipient of an incentive stock option generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the shares of stock from exercised incentive stock options are disposed of, by sale or otherwise. The amount by which the fair market value of the stock on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the stock until more than one year after the receipt of the stock and two years after the option was granted, then, upon sale or disposition of the stock, the difference between the exercise price and the market value of the stock as of the date of exercise will be treated as a capital gain, and not ordinary income. If a recipient fails to hold the stock for the minimum required time, at the time of the disposition of the stock, the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the common stock on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

Nonqualified Stock Options.    The recipient of stock options not qualifying as incentive stock options generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of nonqualified stock options when the stock options are exercised. The difference between the exercise price of the option and the fair market value of the stock purchased on such date is taxed as ordinary income. Thereafter, the tax basis for the acquired stock is equal to the amount paid for the stock plus the amount of ordinary income recognized by the recipient. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

Other Awards.    Recipients who receive restricted stock unit awards will generally be recognize ordinary income when they receive shares upon settlement of the awards, in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted stock subject to a vesting requirement generally recognize ordinary income at the time substantial vesting occurs, in an amount equal to the fair market value of the stock at that time minus the amount, if any, paid for the stock. However, a Recipient who receives restricted shares which are not substantially vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the Recipient.

Section 162(m).    Section 162(m) would render non-deductible to us certain compensation in excess of $1,000,000 received in any year by certain executive officers unless such excess is “performance-based compensation” (as defined in the Code) or is otherwise exempt from Section 162(m), such as under the transition rule described above. The availability of the exemption for awards of performance-based compensation not covered by the transition period rule depends upon obtaining approval of the 2003 Plan by our public stockholders. Assuming stockholder approval, grants of options and stock appreciation rights, and grants of restricted shares and stock units conditioned on attainment of one or more performance goals set forth in the 2003 Plan, may qualify as performance-based compensation and be exempt from Section 162(m).

Section 409A.    Any deferrals made under the 2003 Plan, including awards granted under the 2003 Plan that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to participating employees. These requirements include limitations on election timing, acceleration of payments, and distributions. We intend to structure any deferrals and awards under the 2003 Plan to meet the applicable tax law requirements.

Required Vote

Approval of the material terms of the 2003 Stock Incentive Plan requires the affirmative vote of a majority of the shares present and voting at the Special Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the 2003 Stock Incentive Plan.

Your Board of Directors recommends a vote FOR approval of the material terms of the 2003 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of July 3, 2008, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the Summary Compensation Table on page 16, (iii) each of our directors and (iv) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. The percentage of common stock beneficially owned is based on 32,026,705 shares outstanding as of July 3, 2008.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Right To Acquire Beneficial Ownership within 60 days of July 3, 2008	Total	Percentage Beneficially Owned(1)(2)
5% Stockholders:
MiTAC International Corporation and related parties(3)	13,547,268	—	13,547,268	42.3%
Dimensional Fund Advisors LP(4) 1299 Ocean Ave Santa Monica, CA 90401	2,624,889	—	2,624,889	8.2%
FMR Corp.(5) 82 Devonshire Street Boston, MA 02109	2,298,100	—	2,298,100	7.2%
Directors and Named Executive Officers:
Matthew Miau(6)	43,150	1,312,501	1,355,651	4.1%
Robert Huang	225,693	1,738,945	1,964,638	5.8%
Dennis Polk	22,240	92,700	114,940	*
Thomas Alsborg	17,974	14,167	32,141	*
Peter Larocque	22,068	84,334	106,402	*
Jim Estill(7)	201,742	78,833	280,575	*
Fred Breidenbach	2,000	35,251	37,251	*
Gregory Quesnel	3,000	14,583	17,583	*
Dwight Steffensen	2,000	40,251	42,251	*
James Van Horne	3,500	14,583	18,083	*
Duane Zitzner	2,000	3,675	5,675	*
All current directors and executive officers as a group (13 persons)	552,694	3,451,446	4,004,140	12.5%

*	Amount represents less than 1% of our common stock.

(1)	We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire within 60 days of July 3, 2008 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)

Based on information reported on a Schedule 13G filed with the Securities and Exchange Commission on May 2, 2008, this amount represents 8,252,824 shares held by Silver Star Developments Ltd. and 5,294,444 shares held by Peer Developments Ltd. Silver Star Development Ltd. is a wholly-owned subsidiary of

MiTAC International Corporation. Jhi-Wu Ho, Chi-Ying Yuan and Hsiang-Yun Yang, the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd. Peer Developments Ltd is a wholly-owned subsidiary of Synnex Technology International Corporation. Matthew Miau and Evans S.W. Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by of Peer Developments Ltd. Matthew Miau is Chairman of the Board of Directors of MiTAC International Corporation and Synnex Technology International Corporation.

(4)	Based solely on information reported on a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2008, Dimensional Fund Advisors LP (Dimensional) an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares and may be deemed to be the beneficial owner of the shares. However, all the shares are owned by the Funds. Dimensional disclaims beneficial ownership of the shares.

(5)	Based solely on information reported on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007 by FMR Corp., this amount consists of 2,298,100 shares beneficially held by FMR Corp., for which it possesses sole voting power and dispositive power.

(6)	This amount excludes all securities held by Silver Star Developments Ltd. and Peer Developments Ltd. Mr. Miau disclaims beneficial ownership of the shares held by the above-listed entities, except to the extent of his pecuniary interest therein.

(7)	Based on information reported on Mr. Estill’s Form 4 filed on October 22, 2007, this amount includes 191,992 shares held by 1113589 Ontario Inc.

EXECUTIVE COMPENSATION

In connection with the proposal to amend our 2003 Stock Incentive Plan, we are required to disclose information regarding our executive compensation, including a Compensation Discussion and Analysis. As fiscal year ended November 30, 2007 is our most recently completed fiscal year, the Executive Compensation section of this Proxy Statement, except with respect to the Compensation Committee Report, mirrors the Executive Compensation section set forth in our proxy statement filed in connection with our 2008 Annual Meeting of Stockholders.

Compensation Discussion and Analysis

Objectives and Philosophy of Our Compensation Programs

Our compensation programs are designed to address a number of objectives, including attracting and retaining high quality executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating executive officers to achieve returns for our stockholders. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long-term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team, rather than individuals, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, growth or maintenance of market share, long-term competitive advantage, and ultimately, in attaining an increased market price for our common stock. We believe that the performance of our executives in managing SYNNEX, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of SYNNEX by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

In particular, in determining total compensation, we stress a compensation philosophy that is performance-driven with relatively low base salaries, but high variability through our profit sharing program. Despite relatively low base salaries, we believe that our total compensation is competitive with comparable positions at companies in our industry and of comparable size. Our compensation philosophy emphasizing performance permeates total compensation for both executives and non-executives. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity and short-term cash compensation.

While we focus on the success of the management team, rather than individuals, the material differences in compensation decisions between the various executives are based primarily upon individual differences in job responsibility, contribution and performance. For example, an executive with responsibility over a larger geography will have potential for greater compensation than an executive with responsibility over a smaller geography. Similarly, an executive with responsibility over a broader, more difficult or more profitable business unit or corporate division will have potential for greater compensation than an executive with responsibility over a narrower, less difficult or less profitable business unit or corporate division.

Elements of Our Compensation Programs

To promote the objectives of our compensation philosophy, our compensation programs consist of the following principal elements:

•	base salary;

•	profit sharing program;

•	equity grants;

•	deferred compensation plan; and

•	other benefits.

The first three elements, base salary, profit sharing program, and equity grants, are usually administered in three cycles. Merit raises for base salaries are generally performed in the April-May period. Equity grants are generally awarded in the August-September period. Profit sharing program bonuses are generally paid in the December-January period.

The components of our compensation programs are described as follows:

Base Salary.    Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities; however, we maintain relatively low base salaries to incent executives to achieve the profit sharing program targets and thus create a performance driven environment. Base salaries for our executive officers are reviewed and adjusted on an Special basis. In determining compensation for our executive officers for fiscal year 2007, the Compensation Committee considered a number of factors. In the case of all our executive officers, determination of base salary was based on a number of criteria, including the individual officer’s performance level during the prior year, the officer’s base compensation level during the prior year, individual achievements of that officer, the base salary paid to the officer’s internal peers and the base salaries for comparable companies in the industries with respect to that position. Determination of base salary is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of the foregoing factors, all of which are considered when making the determination of base salary. We expect that the Compensation Committee will adopt the same analysis for fiscal year 2008.

Profit Sharing Program.    Bonuses paid under our profit sharing program create a performance driven environment, which we believe will increase stockholder value. Under our profit sharing program, we accrue a certain percentage of our pre-tax, before profit sharing accrual, profits. Bonuses granted to executive officers under this profit sharing program are determined by our Compensation Committee based upon both qualitative and quantitative considerations. For fiscal year 2007, bonuses to executive officers were based upon the achievement of certain threshold net income per share target performance percentages. In determining the net income per share target performance metrics, we focused upon our growth, return on equity and earnings per share. Executive officers were not eligible for bonuses unless we met or exceeded these threshold target performance percentages of an internally established net income per share goal, which were established for each executive officer.

If the applicable minimum threshold percentage was met, the actual bonus was paid based on a sliding scale of the target performance percentage actually achieved and dollar limits established by the Compensation Committee for such executive officer. In addition, our President and Chief Executive Officer had discretion to recommend to the Compensation Committee an increase or decrease of the bonus by up to 30% for all other executive officers. Mr. Huang’s discretion is based upon his ability to manage and monitor the performance of the other executive officers on a more day-to-day level. For fiscal year 2007, we exceeded the minimum threshold net income per share target and, based on Mr. Huang’s recommendations, the Compensation Committee approved small increases for Messrs. Larocque and Estill based upon their individual performances managing their respective business units. For fiscal year 2008, the Compensation Committee approved a similar profit sharing program, subject to stockholder approval, with increased threshold net income per share goals. We believe that these goals represent reasonably difficult hurdles to incent our executive officers to achieve returns for our stockholders, considered in light of general economic conditions, our company and industry, and competitive conditions.

Equity Grants.    We believe equity grants more closely align the long-term interests of senior management with those of stockholders and assist in the retention of key executives. The Compensation Committee’s determination with respect to stock option, restricted stock award and restricted stock unit grants to executive officers for fiscal year 2007 was based on the principal following elements:

•	job responsibilities and past performance;

•	future anticipated contributions;

•	potential reward to the executive officer if the stock price appreciates in the public market;

•	management tier classification;

•	equity grants made by competitors;

•	corporate performance;

•	existing vested and unvested equity holdings;

•	dilution to stockholders; and

•	related expense to the company.

Determination of equity grant amounts is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both individual and corporate performance and the value of equity grants of comparable officers at comparable companies. Equity grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility. We also distinguish between equity grants of stock options and restricted stock based upon the officer’s position. We believe that stock options carry more risk than restricted stock. As such, we expect certain officers to accept more risk by granting the officer an equity grant more heavily weighted with stock options, rather than restricted stock.

To further ensure that the long-term interests of senior management are closely aligned with those of stockholders, we request that all officers at the level of Senior Vice President or above hold an equity position in SYNNEX of at least one times his or her Special total cash compensation. This equity position can be satisfied by holding shares of common stock or vested in-the-money stock options.

In addition, to avoid any impropriety or even the appearance of any impropriety with respect to the timing of equity grants, the Compensation Committee has adopted a policy to make equity grants only during open trading windows. In accordance with this policy, if the date of an equity grant falls within a trading black-out period, then the grant date shall be upon the expiration of the third trading day after the trading black-out period ends. The exercise price of each of our stock options grants is the market closing price on the effective grant date. Furthermore, as noted above, company wide equity grants, including equity grants to executive officers, are generally awarded each year in the August-September period. We believe that the automatic and consistent nature of our equity grant process avoids the possibility of timing deviations.

Deferred Compensation Plan.    Our deferred compensation plan became effective on January 1, 1994. The deferred compensation plan is designed to permit designated employees to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan, which enables the officer or director to make elective deferrals of compensation to which he or she will become entitled in the future. On January 7, 2008, we amended our deferred compensation plan to conform with changes required by

Section 409A of the Internal Revenue Code of 1986, as amended. Currently, Mr. Huang is the only executive officer participating in this plan.

Benefits, Perquisites and Other.    We provide various employee benefit programs to our executive officers, including medical, dental and life insurance benefits and our 401(k) plan. Except for an automobile allowance and some non-material perquisites provided to executive officers, these benefit programs are generally available to all our employees. We also provide U.S. employees with the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. However, directors and employees at the Associate Vice President level and above are not eligible to participate in our 2003 Employee Stock Purchase Plan. We have not established policies regarding recovery of awards in the event of a restatement of earnings, required share ownership by executives or directors or hedging and pledging of our common stock by our executives or directors.

Tax Deductibility Considerations

Section 162(m) of the Internal Revenue Code (the Code) generally prohibits us from deducting the compensation of executive officers that exceeds $1,000,000 unless that compensation is contingent on the satisfaction of objective performance goals approved by stockholders. Our 2008 Profit Sharing Plan, which is submitted for stockholder approval, is structured to permit bonus awards under that plan to qualify as performance-based compensation and to maximize the tax deductibility of such awards. However, we reserve the discretion to pay compensation to our executive officers that may not be deductible.

Compensation Committee

The Compensation Committee has overall responsibility for our executive compensation policies as provided in a written charter adopted by your Board of Directors. The Compensation Committee is empowered to review and approve the Special compensation and compensation procedures for our six executive officers. The Compensation Committee does not delegate any of its functions to others in setting compensation.

When establishing base salaries, profit sharing program bonuses and equity grants for each of the executive officers, the Compensation Committee considers the recommendations of our President and Chief Executive Officer, the officer’s role, responsibilities and performance during the past year, and the amount of compensation paid to executive officers in similar positions at comparable companies. The Compensation Committee may accept or adjust such recommendations and also makes the sole determination of the compensation of the President and Chief Executive Officer. The Compensation Committee does, however, give significant consideration to the recommendations of the President and Chief Executive Officer. To assist in this process, the Compensation Committee reviews data from independent compensation consultants concerning the compensation paid to officers at comparable companies. For example, in establishing merit raises to base salaries, the Compensation Committee reviewed survey results from ORC, American Society of Employers, Buck Consultants, Workforce Management and World@Work relating to general industry to set average base salary increases for all of our employees. These average base salary increase surveys were also applied to the base salary increases for executive officers for fiscal year 2007.

Our Compensation Committee retained the services of Otieno & Associates Consulting. Otieno was charged, among other things, with conducting a competitive assessment of our executive compensation. In particular, Otieno assessed whether the total compensation structure for our executive officers was comparatively in line with the business objectives and the Compensation Committee’s expectations in the following areas:

•	mix between variable compensation versus fixed compensation;

•	appropriateness of metrics, triggers, thresholds, leverage and maximums in the profit sharing program;

•	alignment and integrity of the total compensation components with business objectives; and

•	reasonableness of executive compensation reporting and regulatory controls.

In addition to consulting with members of our Compensation Committee, Otieno also consulted with certain of our executive officers and other employees in our human resources department to obtain historical data and insight into previous compensation practices. Otieno’s recommendations with respect to the compensation packages of the executive officers were based, in part, on peer groups consisting of firms comparable in size and industry to ours. The Compensation Committee also reviewed industry peer and market capitalization peer group data related to executive compensation in general. The industry peer group included Agilysis, Arrow Electronics, Avnet, Bell Microproducts, Ingram Micro and Tech Data and the market capitalization peer group included Adaptec, Aeroflex, Borland Software, Ciber, Checkpoint Systems, Epicor Software, Infospace, Micrel, Silicon Storage Technology, Triquint Semiconductor, United Online and Wind River Systems. Our Compensation Committee considered Otieno’s recommendations when setting executive compensation for fiscal 2007 and used them as a basis for making changes to executive compensation for fiscal 2008.

In general, we believe that the current executive compensation programs meet the objectives of rewarding executives for measurable results in meeting and exceeding goals.

Compensation Committee Report

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with SYNNEX’s management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors of SYNNEX that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Respectfully submitted on July 22, 2008, by the members of the Compensation Committee of your Board of Directors:

Mr. Fred Breidenbach

Mr. Dwight Steffensen

Mr. James Van Horne, Chairman

Compensation Committee Interlocks and Insider Participation

Fred Breidenbach, Dwight Steffensen and James Van Horne (Chairman) served as members of the Compensation Committee for the fiscal year ended November 30, 2007. None of the members of the Compensation Committee has served as an officer or been an employee of SYNNEX and we do not have any related person transactions with any of the members of the Compensation Committee. None of our executive officers serves on the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

2007 Summary Compensation Table

The following tables set forth compensation for services rendered in all capacities to us for the two fiscal years ended November 30, 2007 for our President and Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers as of November 30, 2007 whose total compensation for fiscal year 2007 exceeded $100,000, whom we refer to in this Proxy Statement as the named executive officers.

Name & Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Robert Huang	2007	415,380		1,190,625	302,480	1,780,000	—	3,688,485
President, Chief Executive Officer, and Director	2006	400,006		992,188	213,758	1,600,000	—	3,205,952

Thomas Alsborg(3)	2007	168,269		47,198	60,200	171,000	850	447,517
Chief Financial Officer	2006	—		—	—	—	—	—

Dennis Polk	2007	315,900		68,940	145,253	510,000	850	1,040,943
Chief Operating Officer	2006	276,923		29,543	93,959	450,000	750	851,175

Peter Larocque	2007	331,695		68,940	175,203	650,000	850	1,226,688
President, US Distribution	2006	315,161		29,543	123,909	600,000	1,165	1,069,778

Jim Estill	2007	243,305	(4)	26,530	159,080	250,000	—	679,090
President and Chief Executive Officer of SYNNEX Canada Limited	2006	233,400	(4)	2,891	128,303	235,000	—	592,854

(1)	Amounts listed in these columns represent the compensation expense of stock awards and option awards recognized by us under SFAS 123R for fiscal year 2007, rather than amounts realized by the named individuals. See Note 14 “Share-Based Compensation” for our valuation assumptions for this expense included in our Special Report on Form 10-K for fiscal year ended November 30, 2007.

(2)	Represents performance bonus awards under the profit sharing program earned in the fiscal year, but paid in the following fiscal year.

(3)	Mr. Alsborg joined SYNNEX on March 23, 2007.

(4)	Mr. Estill earned CDN$243,135 and CDN$204,504, in fiscal year 2007 and 2006, respectively. The amount set forth above was calculated based on the foreign exchange rate of the Canadian Dollar to the U.S. Dollar on November 30, 2007 and 2006 of $1.0007 and $1.1413, respectively, as reported by the Federal Reserve Bank of New York.

2007 Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards in fiscal year 2007 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert Huang	—	600,000	1,600,000	2,150,000	—	—	—	—
Thomas Alsborg	3/30/07	—	—	—	—	50,000	21.24	9.03
	3/30/07	—	—	—	16,666	—	—	21.24
	—	100,000	200,000	299,000	—	—	—	—
Dennis Polk	10/2/07	—	—	—	—	25,000	20.40	8.32
	10/2/07	—	—	—	8,333	—	—	20.40
	—	200,000	450,000	780,000	—	—	—	—
Peter Larocque	10/2/07	—	—	—	—	25,000	20.40	8.32
	10/2/07	—	—	—	8,333	—	—	20.40
	—	250,000	550,000	910,000	—	—	—	—
Jim Estill	10/2/07	—	—	—	—	15,000	20.40	8.32
	10/2/07	—	—	—	5,000	—	—	20.40
	—	60,000	215,000	357,500	—	—	—	—

(1)	The target incentive amounts shown in this column reflect our Special bonus awards originally provided under our 2007 profit sharing program and represent pre-established target awards as a percentage of base salary for fiscal year 2007, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual 2007 profit sharing program payouts are reflected in the Non-Equity Incentive Plan Compensation column of the 2007 Summary Compensation Table.

(2)	The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. Actual awards may be more or less than these amounts and are at the discretion of the Compensation Committee. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels.

(3)	Stock awards and option awards listed in these columns vest and become exercisable as to 20% of the shares on the first five anniversaries of the grant date.

Narrative to 2007 Summary Compensation Table and 2007 Grants Plan-Based Awards Table

See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the 2007 Summary Compensation Table and 2007 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of Special incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options and restricted stock grants.

Except as otherwise noted, all stock awards and option awards vest over five years beginning on the grant date, with the first vesting occurring on the first anniversary of the grant date.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The following summarizes our employment arrangement with our executive officers, including potential payments payable to our executive officers upon termination of employment or a change in control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to these benefits if it deems advisable. Although much of the compensation for our executives is performance-based and largely contingent upon achievement of aggressive financial goals, our change of control arrangements provide important protection to our executives, are consistent with practice of our peer companies, and are appropriate for attraction and retention of executive talent.

Consistent with the practice of our peer companies, other compensation decisions are not generally based on the existence of this severance protection. We find it more equitable to offer severance benefits based on a standard formula relating to the executive’s title or title equivalent and tenure with the company because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term accumulations.

Robert Huang.    On February 7, 2006, the Compensation Committee approved an employment agreement with Mr. Huang for a term of four years and on January 7, 2008, we amended Mr. Huang’s employment agreement to conform with changes to Section 409A of the Internal Revenue Code of 1986, as amended. Pursuant to the agreement, Mr. Huang will receive an Special base salary of $400,000 and was granted an award of restricted stock units for 250,000 shares of our common stock under our 2003 Stock Incentive Plan. The restricted stock units will vest with respect to 25% of the shares on the date that is 13 months after the date of grant, and an additional 25% of the shares on the second, third and fourth anniversaries of the date of grant. This agreement also provides for the following severance and change of control arrangements.

Subject to the terms and conditions of the agreement, if Mr. Huang terminates his employment with us due to a reduction of his title, authority, duties, position or responsibilities; a reduction by us of his base salary or bonus opportunity unless proportionate to a reduction in his employment schedule consented to by Mr. Huang; the relocation of his principal place of employment to a facility or a location more than fifty (50) miles from his current location; or our failure to obtain the assumption of this agreement by any of our successors, or Good Reason, or we terminate his employment for a reason other than his commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on our business or affairs or our affiliates or stockholders; intentional or willful misconduct or refusal to follow the lawful instructions of the Board of Directors or intentional breach of our confidential information obligations which has an adverse effect on us or our affiliates or stockholders, or Cause, or Mr. Huang’s inability to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six (6) months, or Disability, or his death, then Mr. Huang will receive the following severance benefits:

•

Severance Payments. Mr. Huang will be paid severance for twelve (12) months following his employment termination date at a monthly rate equal to his Special base salary rate, as then in effect, divided by twelve (12) months. Such payments will be paid periodically in accordance with our normal payroll policies, subject to a six-month delay to the extent required under Section 409A. In addition, Mr. Huang will receive a prorated portion of any profit-sharing bonus earned for the year of termination as determined by the Compensation Committee, payable when such bonuses are normally paid.

•

Continued Health Benefits. Mr. Huang will receive reimbursement from us for the group health continuation coverage premiums for him and his eligible dependents under Section 4980B of the Code or corresponding provisions of state law, or COBRA, through the earliest of (x) the twelve-month anniversary of the date of termination of employment, (y) the date upon which Mr. Huang and his eligible dependents become covered under similar plans or (z) the date Mr. Huang no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that Mr. Huang will be solely responsible for electing COBRA coverage within the required time period.

Thereafter, Mr. Huang will be eligible for continued COBRA coverage at his expense for a minimum of three years.

•

Accelerated Vesting. One hundred percent (100%) of the unvested shares subject to all of Mr. Huang’s outstanding rights to purchase or receive shares of our common stock (including, without limitation, through awards of stock options, restricted stock units or similar awards) whether acquired by Mr. Huang before or after the date of this agreement and 100% of any of his shares of our common stock subject to our right of repurchase or forfeiture upon Mr. Huang’s termination of employment for any reason will immediately vest and, if applicable, become exercisable upon such termination. In all other respects, such awards will continue to be subject to the terms and conditions of the plans, if any, under which they were granted and any applicable agreements between us and Mr. Huang.

Mr. Huang is entitled to the above severance benefits regardless of whether a change of control has occurred. We believe that structuring Mr. Huang’s severance benefits in this fashion encourages his retention, rewards him for his individual contribution, loyalty, teamwork and integrity, and motivates him to achieve returns for our stockholders.

If Mr. Huang’s employment with us terminates as a result other than an involuntary termination as discussed above, then Mr. Huang will not be entitled to receive the above severance benefits and will only be entitled to receive his earned but unpaid base salary through the date of termination of employment, all accrued vacation, expense reimbursements and any other benefits due to him through the date of termination of employment in accordance with our established plans, policies and arrangements, and such other compensation or benefits from us as may be required by law (for example, COBRA coverage).

The receipt of any such severance and change of control benefits will be subject to Mr. Huang not violating the non-competition and non-solicitation covenants of the agreement.

Jim Estill.    On January 10, 2006, the Board of Directors appointed Jim Estill to be an executive officer of SYNNEX. At the time of his appointment, Mr. Estill had in effect an employment agreement, dated July 14, 2004. Pursuant to the agreement, Mr. Estill originally received an Special base salary of CDN$110,000. Immediately prior to his appointment as an executive officer, Mr. Estill’s Special base salary was the equivalent of $200,000. Mr. Estill is also eligible for Special merit increases in base salary similar to all of our employees. This agreement also provides for the following severance and change of control arrangements:

•

Termination on Notice. SYNNEX Canada may terminate the employment of Mr. Estill at any time without cause, by prior written notice or pay in lieu of notice in accordance with applicable employment laws and the common law of the Province of Ontario. SYNNEX Canada will recognize Mr. Estill’s service with EMJ Data Systems Ltd., a predecessor of SYNNEX Canada, for the purpose of determining the period of notice.

•

Resignation. Mr. Estill shall give SYNNEX Canada 30 days’ written notice of his resignation and, subject to the following sentence, Mr. Estill’s employment shall terminate on the date specified in the notice. Upon receipt of his notice of resignation, or at any time thereafter, SYNNEX Canada shall have the right to elect to pay Mr. Estill’s base salary for the remainder of the notice period and continue his benefits for the period of notice (subject to any exclusions required by SYNNEX Canada’s insurers), and if SYNNEX Canada so elects, Mr. Estill’s employment shall terminate immediately upon such payment.

•

Disability. If SYNNEX Canada determines that Mr. Estill has suffered any Disability which means a physical or mental incapacity that has prevented Mr. Estill from performing the essential duties customarily assigned to him, with all reasonable accommodations required by law, for 180 days, whether or not consecutive, out of any 12 consecutive months and that in the opinion of SYNNEX Canada’s Board of Directors, acting reasonably, is likely to continue, SYNNEX Canada may terminate his employment by notice. If Mr. Estill’s employment terminates by reason of notice, then Mr. Estill shall receive, in lieu of all amounts otherwise payable under this agreement (except for amounts earned, but not yet paid to Mr. Estill through the date of such Disability), compensation at Mr. Estill’s base salary rate for a 3-month period following the date of Disability. If and for so long as Mr. Estill is eligible and meets any conditions of SYNNEX Canada’s plans and policies, Mr. Estill will be entitled to long-term disability benefits.

•

Cause. SYNNEX Canada Limited, or SYNNEX Canada, may terminate the employment of Mr. Estill at any time for cause, including theft, dishonesty or breach of law; any material breach or default of Mr. Estill’s obligations, or any material neglect of duty, misconduct or disobedience in discharging any of his duties and responsibilities; Mr. Estill’s acceptance of a gift of any kind, other than gifts of nominal or inconsequential value, from any source directly or indirectly related to Mr. Estill’s employment, except if the acceptance of such a gift is in the ordinary course of business in the industry provided that Mr. Estill provides notice of his acceptance of such a gift; any failure of or refusal by Mr. Estill to comply with the reasonable and lawful policies, rules and regulations of SYNNEX Canada; or anything or any behavior that constitutes just cause at law in accordance with the laws of the Province of Ontario. If SYNNEX Canada terminates the employment of Mr. Estill for cause, his benefits shall cease and SYNNEX Canada shall not be obligated to make any further payments under this agreement except amounts due and owing at the time of the termination.

•

Resignation for Good Reason. Mr. Estill may resign his employment for any significant or material diminution in his authority, duties or responsibilities normally associated with his position; any significant or material change in his current reporting relationships without prior reasonable notice; or reduction of his base salary rate, or Good Cause, upon written notice to SYNNEX Canada specifying the reasons for resigning for Good Cause. If Mr. Estill resigns his employment for Good Cause, he shall be entitled to a payment in lieu of notice in accordance with applicable laws of the Province of Ontario as if his employment had been terminated without cause and without prior notice.

Mr. Estill’s health and welfare benefit coverage shall cease upon termination of his employment pursuant to any termination on notice or resignation for Good Cause, except that where the employment is terminated by pay in lieu of notice, benefit coverage (subject to any exclusions required by SYNNEX Canada’s insurers) shall continue only until the expiration of the notice period or until Mr. Estill commences other employment, whichever occurs first. Pay in lieu of notice or payment in lieu of notice shall be at Mr. Estill’s base salary rate and shall not include any bonus, incentive, executive compensation, stock options, or other discretionary income or benefits, and shall be paid in a lump sum promptly following Mr. Estill’s termination of employment subject to dispute as to the length of notice period for which payment is to be made. The notice or payments provided for in the employment agreement shall be inclusive of Mr. Estill’s entitlement to notice, termination pay, and severance pay under the Employment Standards Act, 2000, shall satisfy all of SYNNEX Canada’s obligations in relation to the termination of Mr. Estill’s employment and shall be accepted and received by Mr. Estill in lieu of any other notice, pay in lieu of notice, termination pay, severance pay, claim or cause of action for damages relating to the termination of his employment.

Mr. Estill shall be entitled to all earned, but unpaid base salary and payments in respect of expenses subject to reimbursement accrued or incurred up to and including the date on which notice of termination or resignation is given.

Mr. Estill has agreed to a non-competition covenant with SYNNEX Canada Limited for the duration of his employment plus an additional two years after the termination of his employment, except in the event of a change of control. In the event of a change of control, the additional two-year non-competition period after termination of his employment is eliminated.

Other than as described above, the employment agreements of Messrs. Huang and Estill do not provide for repricings or other material modifications of outstanding stock options or other equity-based awards; payment of dividends; material waiver or modification of any specified performance target, goal or condition to payout under any reported incentive payout plan or any formula with respect to level of Special base salary and bonus in proportion to total compensation.

Other Executive Officers.    If any of the following officers is terminated without cause within two months before or 12 months after a change in control of us (including a voluntary termination because of a reduction in salary or position or a relocation), the officer would be entitled to the following post-termination salary and benefits arrangements:

•

Executive Vice Presidents would be entitled to receive salary continuation at the rate equal to the average of such officer’s total salary and bonus over the prior three years for a minimum of 18 months plus one month per year of employment with us after the eighteenth year of such employment, up to a maximum of 24 months, and paid COBRA for two years; and

•

Senior Vice Presidents and the Chief Information Officer would be entitled to receive salary continuation at the rate equal to the average of such officer’s total salary and bonus over the prior three years for a minimum of 12 months plus one month per year of employment with us after the thirteenth year of such employment, up to a maximum of 18 months, and paid COBRA for one year.

Severance payments will be delayed for six months following termination of employment to the extent required by Section 409A.

For these other executive officers, we believe that structuring their severance benefits in the above described fashion in connection with a change of control and tying each individual’s severance payment with his or her length of service with us, encourages their retention, rewards them for their individual contributions, loyalty, teamwork and integrity, and motivates them to achieve returns for our stockholders.

For each of these other executive officers, if their employment with us terminates as a result other than termination without cause within two months before or 12 months after a change in control of us as discussed above, then they will not be entitled to receive the above severance benefits and will only be entitled to receive their earned but unpaid base salary through the date of termination of employment, all accrued vacation, expense reimbursements and any other benefits due to them through the date of termination of employment in accordance with our established plans, policies and arrangements, and such other compensation or benefits from us as may be required by law (for example, COBRA coverage).

Potential Payments upon Termination or Change of Control

The following table sets forth potential payments payable to our named executive officers upon termination of employment or a change in control. Our Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. This table reflects amounts payable to our named executive officers assuming a change of control on, or their employment was terminated on November 30, 2007:

Name	Benefit	Termination for Good Reason/Without Cause; No Change of Control ($)		Termination Without Cause with Change of Control ($)		Termination due to Disability
Robert Huang	Salary	415,380		415,380		—
	Bonus	1,780,000		1,780,000		—
	Option acceleration	5,642,651		5,642,651		—
	Benefits continuation	9,213		9,213		—
	Total value	7,667,244		7,667,244		—

Thomas Alsborg	Salary	—		500,000		—
	Bonus	—		—		—
	Option acceleration	—		—		—
	Benefits continuation	—		14,219		—
	Total value	—		514,219		—

Dennis Polk	Salary	—		970,522		—
	Bonus	—		—		—
	Option acceleration	—		—		—
	Benefits continuation	—		28,438		—
	Total value	—		998,960		—

Peter Larocque	Salary	—		1,689,955		—
	Bonus	—		—		—
	Option acceleration	—		—		—
	Benefits continuation	—		25,753		—
	Total value	—		1,715,708		—

Jim Estill	Salary	470,329	(1)	470,329	(1)	60,875	(2)
	Bonus	253,177	(1)	253,177	(1)	—
	Option acceleration	—		—		—
	Benefits continuation	—		—		120,180	(2)
	Total value	723,506	(1)	723,506	(1)	181,055	(2)

(1)	Mr. Estill would be entitled to CDN$470,000 and CDN$253,000 in salary and bonus severance payments, respectively. The amounts set forth above were calculated based on the foreign exchange rate of the Canadian Dollar to the U.S. Dollar on November 30, 2007 of $1.0007 as reported by the Federal Reserve Bank of New York.

(2)	Mr. Estill would be entitled to CDN$60,832 in salary plus long-term benefits equal to CDN$120,096 on an Special basis as long as he is eligible. The amounts set forth above were calculated based on the foreign exchange rate of the Canadian Dollar to the U.S. Dollar on November 30, 2007 of $1.0007 as reported by the Federal Reserve Bank of New York.

2007 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)
Robert Huang	200,000	—	4.50	3/1/09	—		—
	130,278	—	4.50	12/30/09	—		—
	375,000	—	9.00	4/20/10	—		—
	375,000	—	9.00	4/20/10	—		—
	375,000	—	10.00	3/29/12	—		—
	127,500	22,500	12.00	8/19/13	—		—
	69,667	40,333	16.10	9/27/14	—		—
	21,667	28,333	17.17	9/20/15	—		—
	10,833	39,167	23.13	10/18/16	—		—
	—	—	—	—	187,500	(2)	3,873,750
Thomas Alsborg	—	50,000	21.24	3/30/17	—		—
	—	—	—	—	16,666		344,320
Dennis Polk	4,167	—	10.00	2/15/12	—		—
	30,033	7,499	12.00	8/19/13	—		—
	31,667	18,333	16.10	9/27/14	—		—
	8,667	11,333	17.17	9/20/15	—		—
	5,417	19,583	23.13	10/18/16	—		—
	—	25,000	20.40	10/2/17	—		—
	—	—	—	—	4,320		89,251
	—	—	—	—	6,666		137,720
	—	—	—	—	8,333		172,160
Peter Larocque	10,000	—	10.00	3/29/12	—		—
	15,000	11,250	12.00	8/19/13	—		—
	16,000	27,500	16.10	9/27/14	—		—
	8,667	11,333	17.17	9/20/15	—		—
	5,417	19,583	23.13	10/18/16	—		—
	—	25,000	20.40	10/2/17	—		—
	—	—	—	—	4,320		89,251
	—	—	—	—	6,666		137,720
	—	—	—	—	8,333		172,160
Jim Estill	47,500	27,500	16.10	9/27/14	—		—
	10,833	14,167	17.17	9/20/15	—		—
	3,250	11,750	23.13	10/18/16	—		—
	—	15,000	20.40	10/2/17	—		—
	—	—	—	—	5,000		103,300
	—	—	—	—	4,000		82,640

(1)	Except as otherwise noted in footnote 2, all stock awards and option awards listed in this table vest and become exercisable as to 20% of the shares on each of the first five anniversaries of the grant date.

(2)	The restricted stock units vest with respect to 25% of the shares on the date that is thirteen (13) months after February 7, 2006, and an additional 25% of the shares on the second, third and fourth anniversaries of February 7, 2006.

2007 Option Exercises and Stock Vested Table

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during the latest fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert Huang	—	—	—	—	(3)
Thomas Alsborg	—	—	—	—
Dennis Polk	14,700	174,623	3,107	66,975
Peter Larocque	36,047	264,668	3,107	66,975
Jim Estill	—	—	1,000	21,950

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the aggregate market value of shares on the vesting date.

(3)	Mr. Huang deferred all shares pursuant to our 2003 Stock Incentive Plan.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Defined Contribution Plans

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Robert Huang	—	—	668,913	—	12,519,723

As discussed above, we maintain a deferred compensation plan, which became effective on January 1, 1994. The deferred compensation plan is designed to permit designated employees to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan that enables the officer or director to make elective deferrals of a specified amount of salary or bonus to which he or she will become entitled in the future. The balance in a participant’s account will be distributed in full after the earlier of their termination of employment with us or upon attaining the age of 65. The distribution may be paid in one lump sum or in equal monthly or Special installments over a period not to exceed 15 years. Under certain circumstances, a participant may receive an early distribution in the form of a lump sum payment, subject to certain penalties. As noted above, this plan was amended effective January 1, 2005 to conform with changes required under Section 409A of the Code. As a result, for account balances earned after 2004, distributions to officers upon termination of employment are generally subject to a six-month delay, and accelerated distributions are generally prohibited.

None of our named executives participate in or have account balances in non-qualified defined contribution plans maintained by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution benefits if the Compensation Committee determines that doing so is in our best interests.

DIRECTOR COMPENSATION

In connection with the proposal to amend our 2003 Stock Incentive Plan, we are required to disclose information regarding our director compensation. As fiscal year ended November 30, 2007 is our most recently completed fiscal year, the information set forth in this Director Compensation section mirrors the information regarding our director’ compensation set forth in our proxy statement filed in connection with our 2008 Annual Meeting of Stockholders.

Directors’ Compensation Table

The following tables set forth the compensation amounts paid to Matthew Miau and each non-employee director for their service in the fiscal year ended November 30, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Matthew Miau	—	5,664	119,661	225,000	(3)	350,325
Fred Breidenbach	87,750	5,664	27,049	—		120,463
Gregory Quesnel	105,500	5,664	34,009	—		145,173
David Rynne(4)	83,000	5,664	27,049	—		115,713
Dwight Steffensen	152,668	5,664	27,049	—		185,381
James Van Horne	90,000	5,664	33,678	—		129,342
Duane Zitzner	35,000	3,462	7,203	—		45,665

(1)	Amounts listed in these columns represent the compensation expense of stock awards and option awards recognized by us under Statement of Financial Accounting Standards No. 123 (revised 2004) (SFAS 123R) for fiscal year 2007, rather than amounts realized by the named individuals. See Note 14 “Share-Based Compensation” for our valuation assumptions for this expense included in our Special Report on Form 10-K for the fiscal year ended November 30, 2007. The grant date fair value of the stock awards granted to Matthew Miau and each non-employee director during fiscal year 2007 was $21.24, except for Mr. Zitzner, for whom the grant date fair value of his stock award and option award was $20.77 and 8.644, respectively.

(2)	The table below sets forth the aggregate number of stock awards and option awards held by Matthew Miau and our non-employee directors as of November 30, 2007.

Name	Stock Awards	Option Awards
Matthew Miau	2,000	1,324,500
Fred Breidenbach	2,000	40,000
Gregory Quesnel	2,000	25,000
David Rynne	2,000	40,000
Dwight Steffensen	2,000	45,000
James Van Horne	2,000	25,000
Duane Zitzner	2,000	10,000

(3)	Mr. Miau’s retainer of $225,000 is based primarily upon his non-executive back-up role to Mr. Huang in the event Mr. Huang were unable to serve as President and Chief Executive Officer and certain time commitments devoted to SYNNEX as Chairman of SYNNEX. Mr. Miau has elected to defer payment of his retainer which was earned in 2007.

(4)	Mr. Rynne retired on March 18, 2008.

Narrative to Directors’ Compensation Table

For fiscal year 2007, each non-employee director received an annual cash retainer fee of $30,000 and an additional $2,000 for each meeting of the Board of Directors attended regardless of form of attendance, $2,000 for each committee meeting attended in-person, and $1,000 for each committee meeting attended by telephone, video or other non-in-person attendance. Each committee chair, except the Audit Committee Chair, received an annual retainer fee of $5,000. The Audit Committee Chair received an annual retainer fee of $10,000. In addition, the Lead Director received an annual cash retainer fee of $30,000. Non-employee directors are expected to receive the same compensation during fiscal year 2008. All directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board of Directors or any committee of the Board of Directors.

Directors had previously been eligible to receive stock options under our 1997 Stock Option/Stock Issuance Plan and our Special Executive Stock Option/Stock Issuance Plan. Currently, directors are eligible to receive equity incentives, in the form of stock options and restricted share awards, under our Amended and Restated 2003 Stock Incentive Plan (2003 Stock Incentive Plan). For fiscal year 2007, each non-employee director who was first elected as a non-employee director and who had not been in our prior employ received 2,000 shares of restricted stock and an option to purchase 10,000 shares of our common stock on the date he or she joined the Board of the Directors. The restricted stock will vest over three years at a rate of 33.3% on each anniversary of the vesting date, subject to earlier termination following the director’s cessation of Board of Directors service for any reason other than retirement. The options will have an exercise price equal to the fair market value of our common stock on the grant date, and will have a term of 10 years, subject to earlier termination following the director’s cessation of Board of Directors service. The options will vest over three years, of which 33.3% of the shares will vest upon the first anniversary of the vesting start date and the remaining shares will vest at a rate of 1/36th per month thereafter.

On the date of the 2008 Annual Meeting of Stockholders, each of our continuing non-employee directors will receive 2,000 shares of restricted stock pursuant to the automatic grant program under our 2003 Stock Incentive Plan, provided such individual has served on the Board of Directors for at least six months. The restricted stock will vest over three years at a rate of 33.3% on each anniversary of the vesting date, subject to earlier termination following the director’s cessation of Board of Directors service for any reason other than retirement. In the event the director’s cessation of Board of Directors service is due to retirement with the consent of the Board of Directors, all unvested restricted stock received in connection with his or her re-election as a non-employee Board of Directors member will become fully vested.

In addition, each current member of the Board of Directors is required to hold an equity position in SYNNEX of at least an aggregate of 5,000 shares of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each annual meeting of stockholders, commencing on the 2010 Annual Meeting of Stockholders. Any new director will be required to hold an equity position in SYNNEX of at least an aggregate of 5,000 shares of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each annual meeting of stockholders, commencing on the third annual meeting of stockholders held following his or her initial election.

In fiscal year 2007, Matthew Miau received a $225,000 retainer and 2,000 shares of restricted stock. Mr. Miau did not receive any Board of Directors or committee meeting fees. For fiscal year 2008, the Nominating and Corporate Governance Committee has approved a $225,000 retainer and a grant of 2,000 shares of restricted stock for Mr. Miau. Similar to fiscal year 2007, Mr. Miau’s fiscal year 2008 compensation is based primarily upon his non-executive back-up role to Mr. Huang in the event Mr. Huang were unable to serve as President and Chief Executive Officer and certain time commitments devoted to SYNNEX as Chairman of SYNNEX. Any future compensation payable to Mr. Miau will be based upon the approval of the Nominating and Corporate Governance Committee, which is composed of disinterested members of the Board of Directors.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2009 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 25, 2008. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2009 Annual Meeting of Stockholders will be ineligible for presentation at the 2009 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of SYNNEX at the principal executive offices of SYNNEX. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 50 nor more than 75 days prior to the next Annual Meeting of Stockholders. The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

Whether or not you intend to be present at the Special Meeting of Stockholders, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

/s/ Simon Leung
Simon Leung
General Counsel and Corporate Secretary

Fremont, California

July 22, 2008

SYNNEX CORPORATION

MR A SAMPLE

DESIGNATION (IF ANY)

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ADD 2

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ADD 6

000004

C123456789

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Special Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposal — The Board of Directors recommends a vote FOR Proposal 1.

1. Approval of Material Terms of the 2003 Stock Incentive Plan.

For

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C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

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Date (mm/dd/yyyy) — Please print date below.

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PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — SYNNEX CORPORATION

Proxy Solicited on behalf of the Board of Directors of

the Company for Special Meeting — August 19, 2008

The undersigned hereby constitutes and appoints Robert Huang, Dennis Polk and Simon Leung, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Stockholders of SYNNEX CORPORATION to be held at the offices of the Company and at any adjournments thereof and to vote with respect to the proposal set forth on the reverse side all shares of stock of

SYNNEX CORPORATION the undersigned is entitled to vote at the Special Meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR PROPOSAL 1.

The proxies cannot vote your shares unless you sign and return this card

(PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.)